EXHIBIT 99.1

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Butler International, Inc. or any subsequent acquisitions or dispositions of equity securities of Butler International, Inc. by any of the undersigned.

Dated:  March 20, 1998

                                            HOLLYBANK INVESTMENTS, LP



                                            By: /s/ Dorsey R. Gardner
                                                  Dorsey R. Gardner
                                                  General Partner




                                             /s/ Dorsey R. Gardner
                                             Dorsey R. Gardner